Exhibit 99.1

17-01 Pollitt Drive Fair Lawn, NJ 07410 Main 201-794-6500 Fax 201-794-8341 www.hbe-inc.com

HENRY BROS. ELECTRONICS, INC. REPORTS FOURTH QUARTER &
YEAR END 2008 RESULTS
- - -

  Company Generates Earnings per Share of $0.26 Compared to a Loss of $0.05 in Prior Year

  Fourth Quarter Revenue Increases 8.3%

  Year End Revenue Increases 7.8%

FAIR LAWN, N.J., Mar. 3, 2009 -- Henry Bros. Electronics, Inc. (NASDAQ: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the fourth quarter and year ended December 31, 2008.

The Company reported revenue of $19.1 million for the fourth quarter of 2008, representing a 8.3% increase over revenue of $17.6 million for the same period a year ago. The increase in revenue in the recent fourth quarter is primarily due to an increase in revenue from the work performed on the Tactical Video Capture System (“TVCS”) and the Company’s Mid-Atlantic region which was partially offset by a decrease in the New Jersey region as larger transportation projects were nearing completion. On a sequential basis, revenue increased 55.5% over $12.3 million in the third quarter of 2008.

The Company reported net income of $725,756 or $0.12 per diluted share, for the fourth quarter ended December 31, 2008, compared to net income of $39,027, or $0.01 per diluted share, in the comparable period of 2007. The Company’s increase in net income is principally the result of an improvement in the gross profit margin on increased revenue and shift in project mix to higher margin projects.

Revenue for the full year ended December 31, 2008 was $62.4 million, representing an increase of 7.8% over revenue of $57.9 million for the year ended December 31, 2007. The increase in revenue in fiscal 2008 is primarily due to the TVCS project and increases in the Arizona and Mid-Atlantic regions partially offset by lower revenue in the Specialty Services segment. Net income for the year ended December 31, 2008 was $1.56 million, or $0.26 per diluted share, compared to a net loss of $(303,304), or $(0.05) per diluted share, for 2007.

Backlog as of December 31, 2008 was $21.1 million, compared to $23.7 million reported at September 30, 2008. The decline in backlog is due to the wind down of several lager projects within the metropolitan New York region that have not been replaced with new projects due to increased pressure in pricing. This decrease was partially offset by an increased backlog related to TVCS of approximately $5.0 million. Booked orders increased 18% to $16.4 million in the fourth quarter of 2008 as compared to $13.9 million in the fourth quarter of 2007.

Jim Henry, CEO of Henry Bros. Electronics, commented, “Our success in 2008 was a direct result of our efforts to strengthen our operational infrastructure and processes along with strengthening certain leadership positions in several of our regions during 2008. Recognizing early on that the economy would be challenged in the coming year, we moved to double the size of our sales team and to position ourselves to take advantage of the security related to future infrastructure projects.”

Henry continued, “As we continue to grow our footprint and expand our regions, we are confident that our strong operating efficiencies will drive further increases in our 2008 operating profit of 5%. Generating earnings per share of $0.26 following a loss of $(0.05) a year ago already speaks to the progress and the strength of our management team.

“While we continue to build our customer base in each of our new geographical markets, such as Texas and Colorado, and look to expand into new markets, such as Northern California and Pennsylvania, our work with the government on some of our nation’s most critical security projects in New York and New Jersey will improve our backlog and enhance our leadership position. Our work on the TVCS project, which began in October 2008, represents only the beginning of what we believe will be our largest project undertaken in the history of the company. With backlog and booked revenue related to this project already exceeding $7 million, we believe we will see, not only an opportunity to substantially build our backlog and revenue, but also an opportunity to meet additional integrated security needs of the government as we progress.”

Based on the Company’s 2008 year end backlog of $21.1 million, continued work related on the “TVCS” project in the year ahead, and growing pipeline of business in new and existing geographical markets, Henry Bros. is forecasting an operating profit of 6% for 2009 on revenue of $80 million.

Conference Call Information:

Henry Bros. Electronics will be hosting a conference call on March 3, 2009, at 11:00 a.m. ET. To participate on the call, please use the following number and conference code:

(888) 562-3356 (Domestic)
(973) 582-2700 (International)
Conference code: 86653469

A replay of the call will be available from Tuesday, March 3, 2009 at 12:00 p.m., ET, through Friday, April 3, 2009 at 11:59 p.m., ET. To access the replay, please call (800) 642-1687 in the United States or (706) 645-9291 outside the United States. To access the replay, users will need to enter the following code: 86653469.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (NASDAQ: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that the Company will achieve revenues of $80 million or a 6% operating profit in 2009. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company’s filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Erika Kay	Jim Henry, Chairman & Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1208	201-794-6500
tfromer@kcsa.com / ekay@kcsa.com	jhenry@hbe-inc.com

Tables follow

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,		Three months ended December 31,
	2008	2007	2008	2007
Revenue	$62,357,466	$57,852,216	$19,065,098	$17,598,478
Cost of revenue	46,465,194	45,076,126	14,316,337	14,073,592
Gross profit	15,892,272	12,776,090	4,748,761	3,524,886
Operating expenses:
Selling, general & administrative expenses	12,797,730	12,695,509	3,336,728	3,305,196
Goodwill and intangible asset impairment charge	-	43,999		43,999
Operating profit	3,094,542	36,582	1,412,033	175,691

Interest income	91,558	73,493	17,826	37,400
Other income (expense)	17,266	(191)	7,610	4,097
Interest expense	(271,290)	(349,907)	(62,079)	(91,611)
Income (loss) before tax expense	2,932,076	(240,023)	1,375,390	125,577
Tax expense	1,374,320	63,281	649,634	86,550
Net income (loss)	$1,557,756	$(303,304)	$725,756	$39,027

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Basic earnings (loss) per common share	$0.27	$(0.05)	$0.12	$0.01
Weighted average common shares	5,785,899	5,750,964	5,811,531	5,750,964

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Diluted earnings (loss) per common share:	$0.26	$(0.05)	$0.12	$0.01
Weighted average diluted common shares	5,988,577	5,750,964	6,014,209	5,750,964